Exhibit 10.3

BRISTOL-MYERS SQUIBB COMPANY

2003 EXECUTIVE PERFORMANCE INCENTIVE PLAN

(As Amended and Restated effective June 10, 2008)

1. PURPOSE: The purpose of the Executive Performance Incentive Plan (the ‘Plan’) is to promote the interests of the Bristol-Myers Squibb Company (the ‘Company’) and its stockholders by providing additional compensation as incentive to certain key executives of the Company and its Subsidiaries and Affiliates who contribute materially to the success of the Company and such Subsidiaries and Affiliates.

2. DEFINITIONS: The following terms when used in the Plan shall, for the purposes of the Plan, have the following meanings:

(a) ‘Affiliate’ shall mean any entity in which the Company has an ownership interest of at least 20%.

(b) ‘Code’ shall mean the Internal Revenue Code of 1986, as amended.

(c) ‘Company’ shall mean the Bristol-Myers Squibb Company, its subsidiaries and affiliates.

(d) ‘Exchange Act’ shall mean the Securities Exchange Act of 1934, as amended.

(e) ‘Retirement’ shall mean termination of the employment of an employee with the Company or a Subsidiary or Affiliate on or after

(i) the employee’s 65th birthday

or

(ii) the employee’s 55th birthday having completed 10 years of service with the Company.

(f) ‘Subsidiary’ shall mean any corporation which at the time qualifies as a subsidiary of the Company under the definition of ‘subsidiary corporation’ in Section 424 of the Code.

3. ADMINISTRATION: The Plan shall be administered under the supervision of the Board of Directors of the Company (the ‘Board’) which shall exercise its powers, to the extent herein provided, through the agency of a Compensation and Management Development Committee (the ‘Committee’) which shall be appointed by the Board. The Committee shall consist of not less than three (3) members of the Board who meet the definition of ‘outside director’ under the provisions of Section 162(m) of the Code and the definition of ‘non-employee director’ under the provisions of the Exchange Act or the regulations or rules promulgated thereunder.

The Committee, from time to time, may adopt rules and regulations (‘Regulations’) for carrying out the provisions and purposes of the Plan and make such determinations, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate. The Committee may alter, amend or revoke any Regulation adopted. The interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board, be final and conclusive.

The Committee may delegate its responsibilities for administering the Plan to a committee of key executives as the Committee deems necessary. Any awards under the Plan to members of this committee and to such other of the Participants as may be determined from time to time by the Board or the Committee shall be referred to the Committee or Board for approval. However, the Committee may not delegate its responsibilities under the Plan relating to any executive who is subject to the provisions of Section 162(m) of the Code or in regard to the issuance of any stock under Paragraph 6(c).

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4. PARTICIPATION: ‘Participants’ in the Plan shall be such key executives of the Company as may be designated by the Committee to participate in the Plan with respect to each fiscal year.

5. PERFORMANCE INCENTIVE AWARDS:

(a) For each fiscal year of the Company, the Committee shall determine the following:

(i) The Company, Subsidiaries and/or Affiliates to participate in the Plan for such fiscal year.

(ii) The executives who will participate in the Plan for such fiscal year.

(iii) The basis(es) for determining the maximum amount of the Awards to such Participants will be dependent upon the attainment by the Company or any Subsidiary or Affiliate or subdivision thereof of any specified performance goal or objective. Performance measures established by the Committee may relate to the Total Company or a business unit. Performance measures may be set at a specific level or may be expressed as relative to the comparable measures at comparison companies or a defined index. Performance criteria for Awards under the Plan may include one or more of the following operating performance measures:

a. Earnings b. Revenue c. Operating or net cash flows d. Research and development milestones	e. Financial return ratios f. Total shareholder return g. Market share h. Product commercialization milestones

(iv) For Participants subject to 162(m) of the Code, the Committee shall establish one or more objectively determinable performance measures based on the criteria described above no later than 90 days after the beginning of the fiscal year and at a time when the achievement of such measure (or measures) is substantially uncertain. No award shall be paid to a Participant unless the Committee determines that the performance measures applicable to that Participant have been achieved.

(v) For any Participant not subject to Section 162(m) of the Code, other performance measures or objectives, whether quantitative or qualitative, may be established. The Committee shall establish the specific targets for the selected measures. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index.

The Committee may, in its discretion, reduce the award payable to any Participant below the amount determined by the objective performance measures established for that Participant. The Committee’s discretion may not be exercised to increase the award payable to any Participant subject to Section 162(m) of the Code above the amount determined by the applicable performance measure. In addition, the exercise of the Committee’s discretion to reduce the award payable to any Participant may not increase the award payable to any other executive subject to Section 162(m) of the Code.

(vi) The Committee may require or a Participant may request the Committee to approve deferred payment of a percentage (not less than 25%) of an Award (the ‘Deferred Portion’). Any Award or portion of Award which the Committee does not require deferral of or the Participant does not request deferral of shall be paid subject to the provisions of Paragraph 6 (the ‘Current Portion’). Any Award which includes a Deferred Portion shall be subject to the terms and conditions stated in Paragraph 9 and in any Regulations established by the Committee.

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(b) At any time after the commencement of a fiscal year for which Awards have been determined, but prior to the close thereof, the Committee may, in its discretion, eliminate or add Participants, or increase or decrease the Award of any Participant; but the Committee may not alter any election made relative to establishing a Deferred Portion of an Award or which would cause any Award to lose deductibility under Section 162(m) of the Code. Any changes or additions with respect to Awards of members of any committee established to oversee the Plan shall be referred to the Board or Committee, as appropriate, for approval.

6. PAYMENT OF CURRENT PORTION OF PERFORMANCE INCENTIVE AWARDS:

(a) Subject to such forfeitures of Awards and other conditions as are provided in the Plan, the Awards made to Participants shall be paid to them or their beneficiaries as follows:

(i) As soon as practicable after the end of the fiscal year, the Committee shall determine the extent to which Awards have been earned on the basis of the actual performance in relation to the established performance objectives as established for that fiscal year. Such Awards are only payable to the extent that the Participant has performed their duties to the satisfaction of the Committee.

(ii) While no Participant has an enforceable right to receive a Current Portion until the end of the fiscal year as outlined in (i) above, payments on account of the Current Portion may be provisionally made in accordance with the Regulations, based on tentative estimates of the amount of the Award. A Participant shall be required to refund any portion or all of such payments in order that the total payments may not exceed the Current Portion as finally determined, or if the Participant shall forfeit their Award for any reason during the fiscal year. However, any Participant subject to Section 162(m) of the Code may not receive such provisional payments.

(b) There shall be deducted from all payments of Awards any taxes required to be withheld by any government entity and paid over to any such government in respect of any such payment. Unless otherwise elected by the Participant, such deductions shall be at the established Withholding Tax Rate. Participants may elect to have the deduction of taxes cover the amount of any Applicable Tax (the amount of Withholding Tax plus the incremental amount determined on the basis of the highest marginal tax rate applicable to such Participant).

(c) Form of Payment. The Committee shall determine whether payment with respect to the Current Portion of an Award, or to the payment of a Deferred Portion made under the provisions of Paragraph 9, shall be made entirely in cash, entirely in Common Stock of the Company, or partially in cash and partially in Common Stock. Further, if the Committee determines that payment should be made in the form of Restricted Shares of Common Stock of the Company, the Committee shall designate the restrictions which will be placed upon the Common Stock and the duration of those restrictions. For any fiscal year, the Committee may not cause Awards to be made under this provision which would result in the issuance, either on a current or restricted basis, of more than two-tenths of one percent of the number of shares of Common Stock of the Company issued and outstanding as of January 1 of the fiscal year relating to the payment.

7. MAXIMUM PAYMENTS UNDER THE PLAN: Payments under the Plan shall be subject to the following maximum levels.

(a) Total Payments. The total amount of Awards paid under the Plan relating to fiscal year may not exceed two percent of the operating pretax earnings for the Company in that fiscal year.

(b) Maximum Individual Award. The maximum amount which any individual Participant may receive relating to any fiscal year may not exceed 0.15 percent of the operating pretax earnings for the Company in that fiscal year.

8. CONDITIONS IMPOSED ON PAYMENT OF AWARDS: Payment of each Award to a Participant or to the Participant’s beneficiary shall be subject to the following provisions and conditions:

(a) Rights to Awards. No Participant or any person claiming under or through the Participant shall have any right or interest, whether vested or otherwise, in the Plan or in any Award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Regulations that affect such Participant or such other person shall have been complied with. Nothing contained in the Plan or in the Regulations shall require the Company to segregate or earmark any cash, shares or stock or other property. Neither the adoption of the Plan nor its operation shall in any way affect the rights and power of the Company or of any Subsidiary or Affiliate to dismiss and/or discharge any employee at any time.

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(b) Assignment or Pledge of Rights of Participant. No rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature except that a Participant may designate a beneficiary for the Deferred Portion of an Award pursuant to the provisions of Paragraph 10.

(c) Rights to Payments. No absolute right to any Award shall be considered as having accrued to any Participant prior to the close of the fiscal year with respect to which an Award is made and then such right shall be absolute only with respect to any Current Portion thereof; the Deferred Portion will continue to be forfeitable and subject to all of the conditions of the Plan. No Participant shall have any enforceable right to receive any Award made with respect to a fiscal year or to retain any payment made with respect thereto if for any reason (death included) the Participant, during such entire fiscal year, has not performed their duties to the satisfaction of the Company.

9. DEFERRAL OF PAYMENTS: Any portion of an Award deemed the Deferred Portion under Paragraph 5(a)(vi) shall be subject to the following:

(a) The Committee will, in its sole discretion, determine whether or not a Deferred Portion may be elected by the Participant under an Award or if a Deferred Portion shall be required. If a Deferred Portion election is permitted for an Award, the Committee will establish guidelines regarding the date by which such deferral election by the Participant must be made in order to be effective.

(b) Concurrent with the establishment of a Deferred Portion for any Award, the Participant shall determine, subject to the approval of the Committee, the portion of any Participant’s Deferred Portion that is to be valued by reference to the Performance Incentive Fixed Income Fund (hereinafter referred to as the ‘Fixed Income Fund’), the portion that is to be valued by reference to the Performance Incentive Equity Fund (hereinafter referred to as the ‘Equity Fund’), the portion that is to be valued by reference to the Performance Incentive Company Stock Fund (hereinafter referred to as the ‘Stock Fund’) and the portion that shall be valued by reference to any other fund(s) which may be established by the Committee for this purpose.

(c) Prior to the beginning of each fiscal year, the Committee shall determine if the Fund(s) used to value the account of any Participant may be changed from the Fund currently used to any other Fund established for use under this Plan. Any such determination relating to a member of the Committee shall be referred to the Board (or such Committee of the Board as may be designated by the Board) for approval.

(d) Payment of the total amount of a Participant’s Deferred Portions shall be made to the Participant, or, in case of the death of the Participant prior to the commencement of payments on account of such total amount, to the Participant’s beneficiary, in installments commencing as soon as practical after the Participant shall cease, by reason of death or otherwise, to be an employee of the Company. In case of the death of any Participant after the commencement of payments on account of the total of the Deferred Portions, the then remaining unpaid balance thereof shall continue to be paid in installments, at such times and in such manner as if such Participant were living, to the beneficiary(ies) of the Participant. However, the Committee shall possess absolute discretion to accelerate the time of payment of any remaining unpaid balance of the Deferred Portions to any extent that it shall deem equitable and desirable under circumstances where the Participant at the time of payment shall no longer be an employee of the Company or shall have died, subject to Section 9(j).

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(e) Conduct of Participant Following Termination of Employment. If, following the date on which a Participant shall cease to be an employee of the Company, the Participant shall at any time either disclose to unauthorized persons confidential information relative to the business of any of the Company or otherwise act or conduct themselves in a manner which the Committee shall determine is inimical or contrary to the best interest of the Company, the Company’s obligation to make any further payment on account of the Deferred Portions of such Participant shall forthwith terminate.

(f) Assignment of Rights by Participant or Beneficiary. If any Participant or beneficiary of a Participant shall attempt to assign their rights under the Plan in violation of the provisions thereof, the Company’s obligation to make any further payments to such Participant or beneficiary shall forthwith terminate.

(g) Determination of Breach of Conditions. The determination of the Committee as to whether an event has occurred resulting in a forfeiture or a termination or reduction of the Company’s obligation in accordance with the foregoing provisions of this Paragraph 9 shall be conclusive.

(h) Fund Composition and Valuation. Deferred Portions of Awards under the Plan shall be valued and maintained as follows:

(i) In accordance with the provisions, and subject to the conditions, of the Plan and the Regulations, the Deferred Portion as established by the Committee shall be valued in reference to the Participants’ account(s) in the Equity Fund, in the Fixed Income Fund, in the Company Stock Fund, and in any other Fund established under this Plan. Account balances shall be maintained as dollar values, units or share equivalents as appropriate based upon the nature of the fund. For unit or share-based funds, the number of units or shares credited shall be based upon the established unit or share value as of the last day of the quarter preceding the crediting of the Deferred Portion.

(ii) Investment income credited to Participants’ accounts under the Fixed Income Fund shall be determined by the Committee based upon the prevailing rates of return experienced by the Company. The investment income credited to participants under the Equity Fund shall be established based upon the performance of a specific basket of equity investments. The Company shall advise Participants of the specific measures used and the current valuations of these Funds as appropriate to facilitate deferral decisions, investment choices and to communicate payout levels. The Company Stock Fund shall consist of units valued as one share of Common Stock of the Company (par value $.10).

(iii) Nothing contained in the Fund definitions in Paragraphs 9(h)(i) and 9(h)(ii) shall require the Company to segregate or earmark any cash, shares, stock or other property to determine Fund values or maintain Participant account levels.

(iv) Alternative Funds. The establishment of the ‘Fixed Income Fund’, the ‘Equity Fund’ and the ‘Stock Fund’ as detailed in Paragraphs 9(h)(i) and 9(h)(ii) shall not preclude the right of the Committee to direct the establishment of additional investment funds (‘Funds’).

In establishing such Funds, the Committee shall determine the criteria to be used for determining the value of such Funds.

(i) Accelerated Distributions. The Committee may, at its sole discretion, allow for the early payment of a Participant’s Deferred Portion(s) in the event of an ‘unforeseeable emergency’. An ‘unforeseeable emergency’ is defined as an unanticipated emergency caused by an event beyond the control of the Participant that would result in severe financial hardship if the distribution were not permitted. Such distributions shall be limited to the amount necessary to sufficiently address the financial hardship. Any distributions under this provision shall be consistent with all rules and regulations established under the Code.

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(j) Certain Provisions to Ensure Compliance with Section 409A. Other provisions of the Plan notwithstanding, the terms of any Deferred Portion (which term includes earnings thereon) which resulted from the 2004 performance year or a later performance year (a “409A Deferral”, subject to additional terms below), including any authority of the Company and rights of the Participant with respect to the 409A Deferral, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A but only to the extent that such modification or limitation is permitted under Section 409A and the regulations and guidance issued thereunder. The 409A Deferrals for each performance year, and installments payable as distributions, shall each be deemed a separate payment under Section 409A. In addition, other provisions of the Plan notwithstanding, the following rules will apply:

(i)	Elections to further defer any portion of a 409A Deferral, if permitted at all, will be permitted only at times in compliance with Section 409A, in accordance with the rules set forth on Exhibit A to the Company’s 2007 Stock Award and Incentive Plan, as amended, which Exhibit is hereby incorporated into and made a part of this Plan;

(ii)	Distribution. Except as provided in Section 9(j)(iii) hereof, no 409A Deferral shall be distributable to a Participant (or his or her beneficiary) except upon the occurrence of one of the following (or a date related to the occurrence of one of the following), which must be specified in a written document governing such 409A Deferral and otherwise meet the requirements of Treasury Regulation § 1.409A-3:

(A)	Specified Time. A specified time or a fixed schedule.

(B)	Separation from Service. The Participant’s separation from service (within the meaning of Treasury Regulation § 1.409A-1(h) and other applicable rules under Section 409A); provided, however, that if the Participant is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) and any of the Company’s stock is publicly traded on an established securities market or otherwise, settlement under this Section 9(j)(ii)(B) shall instead occur at the expiration of the six-month period under Section 409A(a)(2)(B)(i). In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period;

(C)

Death. The death of the Participant. Unless a specific time otherwise is stated for payment of a 409A Award upon death, such payment shall occur in the calendar year in which falls the 30th day after death

(D)	Disability. The date the Participant has experienced a 409A Disability (as defined below).

(E)	409A Ownership/Control Change. The occurrence of a 409A Ownership/Control Change (as defined below).

(iii)	No Acceleration. The distribution of a 409A Deferral may not be accelerated prior to the time specified in accordance with Section 9(j)(iii) hereof, except in the case of one of the following events:

(A)	Unforeseeable Emergency. The occurrence of an Unforeseeable Emergency, as defined below, but only if the net amount payable upon such settlement does not exceed the amounts necessary to relieve such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the settlement, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), or by cessation of deferrals under the Plan. Upon a finding that an Unforeseeable Emergency has occurred with respect to a Participant, any election of the Participant to defer compensation that will be earned in whole or part by services in the year in which the emergency occurred or is found to continue will be immediately cancelled.

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(B)	Domestic Relations Order. The 409A Deferral may permit the acceleration of the exercise or distribution time or schedule to an individual other than the Participant as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(C)	Conflicts of Interest. Such 409A Deferral may permit the acceleration of the settlement time or schedule as may be necessary to comply with an ethics agreement with the Federal government or to comply with a Federal, state, local or foreign ethics law or conflict of interest law in compliance with Treasury Regulation § 1.409A-3(j)(4)(iii).

(D)	Change. The Committee may exercise the discretionary right to accelerate the vesting of any unvested compensation deemed to be a 409A Deferral upon a 409A Ownership/Control Change or to terminate the Plan upon or within 12 months after a 409A Ownership/Control Change, or otherwise to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix), or accelerate settlement of such 409A Deferral in any other circumstance permitted under Treasury Regulation § 1.409A-3(j)(4).

(iv)	Definitions. For purposes of this Section 9(j), the following terms shall be defined as set forth below:

(A)	“409A Ownership/Control Change” shall be deemed to have occurred if, in connection with any event otherwise defined as a change in control under any applicable Company document, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation § 1.409A-3(i)(5).

(B)	“409A Disability” means an event which results in the Participant being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its subsidiaries.

(C)	“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, and otherwise meeting the definition set forth in Treasury Regulation § 1.409A-3(i)(3).

(v)	Time of Distribution. In the case of any distribution of a 409A Deferral, if the timing of such distribution is not otherwise specified in the Plan or an applicable agreement or other governing document, the distribution shall be made within 60 days after the date at which the settlement of the 409A Deferral is specified to occur. The Participant shall have no influence on any determination as to the tax year in which the distribution will be made.

(vi)	Determination of “Key Employee.” For purposes of a distribution under Section 9(j)(ii)(B), status of a Participant as a “key employee” shall be determined annually under the Company’s administrative procedure for such determination for purposes of all plans subject to Section 409A.

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(vii)	Non-Transferability. Other provisions of the Plan notwithstanding, no 409A Deferral or other right of a Participant under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary.

(viii)	Distribution Changes. The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to a 409A Deferral in accordance with, and to the fullest extent permitted by, applicable guidance of the Internal Revenue Service (including Proposed Treasury Regulation § 1.409A, Preamble § XI.C and IRS Notice 2005-1), and otherwise in accordance with Section 409A and regulations thereunder. The Senior Vice President-Human Resources of the Company is authorized to permit election of different deferral periods provided that any such modifications may not otherwise increase the benefits to Participants or the costs of a 409A Deferral to the Company (other than through changes in value of the notional investment). Other provisions of this Plan notwithstanding, changes to distribution timing resulting from amendments to this Plan in 2008 shall not have the affect of accelerating distributions into 2008 or causing distributions that otherwise would have occurred in 2008 to be deferred until a year after 2008.

(ix)	Scope and Application of this Provision. For purposes of this provision, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Deferral prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A.

(x)	Special Disability Provision. In case of a Disability of a Participant, for any 409A Deferral the Company shall determine whether there has occurred a “separation from service” as defined under Treasury Regulation § 1.409A-1(h) based on the Participant’s circumstances, in which case such Disability will be treated as a separation from service for purposes of determining the time of payment of such Deferred Portion. The Company’s determination hereunder will be made initially within 30 days after the Disability and each March and December thereafter.

(xi)	Grandfathered Deferrals. Any Deferred Portion that resulted from a performance year earlier than 2004 (a “Non-409A Deferred Portion”) is intended to be “grandfathered” under Section 409A. No amendment or change to the Plan or other change (including an exercise of discretion) with respect to such grandfathered Non-409A Deferred Portion after October 3, 2004, shall be effective if such change would constitute a “material modification” within the meaning of applicable guidance or regulations under Section 409A, except in the case of a Deferred Portion that is, following such modification, compliant as a 409A Deferral or compliant with an exemption under Section 409A (in which case such Deferred Portion shall be deemed to be a 409A Deferral).

10. DESIGNATION OF BENEFICIARY FOR DEFERRED PORTION: A Participant may name a beneficiary to receive any Deferred Portion under Paragraph 5(a)(vi) to which the Participant may be entitled under the Plan in the event of their death, on a form to be provided by the Committee. A Participant may change their beneficiary from time to time in the same manner.

If no designated beneficiary is living on the date on which any Deferred Portion becomes payable to a Participant’s beneficiary, such payment will be payable to the person or persons in the first of the following classes of successive preference:

(a) Widow or Widower, if then living

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(b) Surviving children, equally

(c) Surviving parents, equally

(d) Surviving brothers and sisters, equally

(e) Executors or administrators

and the term ‘beneficiary’ as used in the Plan shall include such person or persons.

11. MISCELLANEOUS:

(a) By accepting any benefits under the Plan, each Participant and each person claiming under or through him shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or made to be taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board.

(b) Any action taken or decision made by the Company, the Board, the Committee, or any other committee appointed by the Board arising out of or in connection with the construction, administration, interpretation or effect of the Plan or of the Regulations shall lie within its absolute discretion, as the case may be, and shall be conclusive and binding upon all Participants and all persons claiming under or through any Participation.

(c) No member of the Board, the Committee, or any other committee appointed by the Board shall be liable for any act or failure to act of any other member, or of any officer, agent or employee of such Board or Committee, as the case may be, or for any act or failure to act, except on account of their own acts done in bad faith. The fact that a member of the Board shall then be, shall theretofore have been or thereafter may be a Participant in the Plan shall not disqualify them from voting at any time as a director with regard to any matter concerning the Awards, or in favor of or against any amendment or alteration of the Plan, provided that such amendment or alteration shall provide no benefit for directors as such and provided that such amendment or alteration shall be of general application.

(d) The Board, the Committee, or any other committee appointed by the Board may rely upon any information supplied to them by any officer of the Company or any Subsidiary and may rely upon the advice of counsel in connection with the administration of the Plan and shall be fully protected in relying upon information or advice.

(e) Notwithstanding anything to the contrary in the Plan, neither the Board nor the Committee shall have any authority to take any action under the Plan where such action would affect the Company’s ability to account for any business combination as a ‘pooling of interests.’

12. AMENDMENT OR DISCONTINUANCE: The Board may alter, amend, suspend or discontinue the Plan, but may not, without approval of the holders of a majority of the Company’s Common Stock ($0.10 par value) and $2.00 Convertible Preferred Stock ($1 par value) make any alteration or amendment thereof which would permit the total payments under the Plan for any year to exceed the limitations provided in paragraph 7 hereof or to allow for the issuance of Company Common Stock in excess of the limitation provided in Paragraph 6(c).

13. EFFECTIVE DATE: The Plan will be effective for all fiscal years beginning with 2003 by action of the Board of Directors conditioned on and subject to approval of the Plan, by a vote of the holders of a majority of the shares of Common Stock and $2.00 Convertible Preferred Stock of the Company present in person or by proxy at a duly held stockholders meeting at which a quorum representing a majority of all outstanding voting stock is present. The Committee may exercise its discretion to make no award payments to Participants subject to Section 162(m) of the Code in respect of the 2007 fiscal year or any later fiscal year (other than awards properly deferred from earlier fiscal years) if the Plan has not been reapproved by the Company’s stockholders at the first meeting of stockholders during 2007, if necessary for compliance with Section 162(m) of the Code.

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